UNIVAR USA INC.
SUPPLEMENTAL VALUED INVESTMENT PLAN
(As Amended and Restated as of June 1, 2014)

First Amendment

WHEREAS, Univar USA Inc. (“Company”) sponsors and maintains the Univar USA Inc. Supplemental Valued Investment Plan as amended and restated as of June 1, 2014 (the “Plan”); and

WHEREAS, the Company’s Board of Directors, Pension Management Committee and President each have the authority to amend the Plan for changes that do not significantly increase the cost of the Plan pursuant to Section 12.1 of the Plan; and

WHEREAS, the Company desires to amend the Plan to change who can participate in the Plan after the 2016 Plan Year.

NOW, THEREFORE, effective for Plan Years beginning on or after January 1, 2017, the Plan is hereby amended as follows:

1.    Section 4.1 of the Plan, Employee Eligibility, is amended in its entirety to read as follows:

“4.1    Employee Eligibility. An Employee shall be eligible to make Deferrals and receive Company Match in the Plan for an up-coming Plan Year if on the date selected by the Pension Management Committee or Vice President, Human Resources for determining eligibility for such Plan Year (see below), the Employee is an eligible employee in the VIP and meets the following criteria:

(i)    The Employee is employed by the Company (a) in a position of Director Level 1 or above, or (b) in a position of Director Level 2 and was making Participant Deferrals to the Plan in the 2016 Plan Year; and

(ii)    The Employee is earning a base salary at least equal to the amount set forth in Code Section 414(q)(1)(B)(i) (as adjusted from time to time by the Secretary of the Treasury pursuant to Code Section 414(q)(1)) which would have caused the Employee to be considered a highly compensated employee pursuant to Code Section 414(q) for the up-coming Plan Year (e.g., $120,000 is the threshold for base salary for participation during the 2016 Plan Year because an employee has to earn at least $120,000 in total compensation in 2015 to be considered highly compensated in 2016 for VIP purposes).

Whether an Employee is eligible to make Deferrals and receive Company Match for a Plan Year shall be determined as of a date between April 1 and June 30 of the calendar year immediately preceding the applicable Plan Year, such date to be selected by the Pension Management Committee or Vice President, Human Resources in its/his/her sole discretion.

An Employee shall be eligible to receive Retirement Contributions for a Plan Year if the Employee (i) makes Deferrals to the Plan for such Plan Year, or (ii) is eligible to make Deferrals to the Plan for such Plan Year and has retirement contributions in the VIP limited by Code Sections 401(a)(17) or 415(c).”

2.    Section 4.2 of the Plan, Participation, is hereby amended in its entirety to read as follows:

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“4.2    Participation. An eligible Employee shall become a Participant with respect to making Deferrals or receiving Company Match for a Plan Year when the Employee’s Deferral election form is received by the Plan Administrator or its delegate. An eligible Employee shall become a Participant in the Plan with respect to being eligible for Retirement Contributions for a Plan Year when he or she makes Deferrals in such Plan Year or has retirement contributions in the VIP limited by Code Sections 401(a)(17) or 415(c) for such Plan Year. A Participant must meet the requirements set forth in Section 4.1 above for the upcoming Plan Year in order to be eligible to defer or receive contributions in this Plan for such Plan Year. Subject to Section 5.3, individuals who first become an Employee eligible to participate in the Plan pursuant to Section 4.1, or who again become eligible to participate in the Plan pursuant to Section 4.1 after not being eligible in a prior Plan Year, shall not be allowed to commence (or recommence) active participation in this Plan until the following Plan Year.”

This First Amendment to the Plan is executed this 31st day of May, 2016.

UNIVAR USA INC.

By: /s/ Dianna Sparacino

Its: Vice President, Human Resources

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